Sara Lee Corporation
3500 Lacey Road
Downers Grove, IL 60515

FOR IMMEDIATE RELEASE

Media: Mike Cummins, +1.630.598.8412
Analysts: Melissa Napier, +1.630.598.8739

SARA LEE CORP. NAMES MICHIEL HERKEMIJ
CHIEF EXECUTIVE OFFICER OF COFFEECO

DOWNERS GROVE, Ill. (Aug. 30, 2011) – Sara Lee Corp. (NYSE: SLE) announced today that it has appointed Michiel Herkemij as executive vice president and chief executive officer of its International Beverage business. He will also serve as chief executive officer of ‘CoffeeCo’ once it is spun-off from Sara Lee Corp. in the first half of calendar 2012. Herkemij will start his new duties no later than Dec. 1, 2011 and the company will conduct the customary consultations with works councils regarding his appointment.

Herkemij, 47, joins Sara Lee from Heineken N.V., one of the world’s leading beer companies. He currently serves as president and chief executive officer of Cuauhtémoc Moctezuma – a leading beer manufacturer in Mexico with six breweries and 18,000 employees, acquired by Heineken in 2010. Previously, he was chief executive officer of Heineken’s Nigerian subsidiary, a publicly-listed company. Prior to Heineken, he held multiple managerial positions with Royal Friesland Campina N.V., a leading dairy company, where he worked in the Benelux region, China and Nigeria. He began his business career with British American Tobacco in the UK and Iberia (Spain & Portugal) and ABN AMRO Bank N.V.

Jan Bennink, Sara Lee Corp.’s executive chairman, said that the board selected Herkemij based on his track record of leading complex international organizations, his breadth of experience across multiple consumer goods businesses and his unique perspective, as well as his strong executive and personal qualities.

“We are very excited to have Michiel serve as the leader of our CoffeeCo business,” said Bennink. “He is the right leader to bring ‘CoffeeCo’ to new heights and unleash the company’s true potential due to his extensive international experience in Asia, Africa, South America and Europe, his proven ability to manage top-performing teams, and his very strong marketing and sales background,” added Bennink.

“I believe the CoffeeCo business, with its premier brands and thousands of professionals, is a strong business with tremendous potential,” said Michiel Herkemij. “I look forward to working with this great coffee and tea team as, together, we build the global agenda for the future and work to create great value for our stockholders.”

Herkemij succeeds Frank van Oers, a 16-year company veteran who has been heading the International Beverage and Bakery segment since 2005. Van Oers, 52, will leave Sara Lee Corporation in early calendar year 2012.

“We thank Frank van Oers for his many contributions to the International Beverage and Bakery business,” added Bennink. “Under Frank’s leadership, we increased operational efficiencies, expanded our coffee and tea business into key geographies and made great progress in preparing for the upcoming spin-off of CoffeeCo into a successful publicly traded company.”

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food and beverage brands, including Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Sara Lee and Senseo. Collectively, our brands generate nearly $9 billion in annual net sales from continuing operations. Sara Lee has approximately 20,000 employees in its continuing operations worldwide. In January, 2011, Sara Lee Corp. announced that it will divide the company into two pure play publicly-traded companies. One company will be focused around the current International Coffee and Tea business, while the other company will be focused on the North American Retail Meats and North American Foodservice businesses. For more information on this news, and on Sara Lee’s brands, please visit www.saralee.com.

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